As filed with the Securities and Exchange Commission on June 19, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Q.E.P. CO., INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-2983807
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1001 Broken Sound Parkway NW

Suite A

Boca Raton, Florida 33487

(561) 994-5550

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Q.E.P. CO., INC. OMNIBUS STOCK PLAN OF 1996

(Full title of the Plan)

Lewis Gould

Chairman of the Board and Chief Executive Officer

Q.E.P. Co., Inc.

1001 Broken Sound Parkway NW

Suite A

Boca Raton, Florida 33487

(561) 994-5550

(Name, address, including zip code, and telephone number, including area code, of Agent for Service)

Copies of all communications to:

Steven Sonberg, Esq.

Holland & Knight LLP

701 Brickell Avenue, Suite 3000

Miami, FL 33131

(305) 374-8500

(Name, address, including zip code, and telephone number, including area code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $.001 per share	500,000	$9.26	$4,630,000	$495.41

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the” Act), to the extent additional shares of Q.E.P. Co., Inc. (the “Company”) common stock, par value $.001 per share (the “Common Stock”), may be issued or issuable as a result of a stock split, dividend, or other distribution declared at any time by the Board of Directors while this registration statement is in effect, this registration statement is hereby deemed to cover all of such additional Common Stock. In addition, pursuant to Rule 416(c) under the Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(1)	Represents additional shares of Q.E.P. Co., Inc. Common Stock to be issued pursuant to the Q.E.P. Co., Inc. Omnibus Stock Plan of 1996 (the “Plan”).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, and based on the average of the high and low prices reported on the Nasdaq National Market on June 12, 2006.
(3)	Registration fees were previously paid for the Plan filed on a Form S-8 Registration Statement with the Securities and Exchange Commission on December 8, 1998 (400,000 shares; File No. 333-68529) (the “Registration Statement”). In June 2000, the Company declared a five for four stock split (the “Stock Split”). Pursuant to Rule 416(a) of the Act, the number of shares registered on the Registration Statement was deemed to be increased as a result of the Stock Split. The Plan was further amended by the Company’s stockholders on July 9, 2004 to increase the number of available shares under the Plan from 500,000 to 1,000,000. The fee being paid with this Registration Statement pertains to the 500,000 additional shares.

EXPLANATORY NOTE

The Company is filing this registration statement on Form S-8 to register 500,000 additional shares of the Company’s common stock authorized for issuance under the Q.E.P. Co., Inc. Omnibus Stock Plan of 1996 (the “Plan”), which was approved by the stockholders of the Company at its annual meeting on July 9, 2004. As permitted by General Instruction E of Form S-8, the Company hereby incorporates by reference the information contained in the earlier registration statement on Form S-8 (File No. 333-68529), filed with the Securities and Exchange Commission (“SEC”) on December 8, 1998, to the extent not replaced hereby.

ITEM 8. EXHIBITS.

The exhibits filed as part of this Registration Statement are as follows:

Exhibit Number	Description
5.1	Opinion of Holland & Knight LLP

23.1	Consent of Holland & Knight LLP (included in Exhibit 5)

23.2	Consent of Grant Thornton LLP

24.1	Power of Attorney (included in signature page hereto)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Q.EP. Co., Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 19th day of June, 2006.

Q.E.P. CO., INC.

By:	/s/ Lewis Gould
Lewis Gould, Chairman of the Board of Directors, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Lewis Gould his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all Registration Statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Signature	Capacity	Date

/s/ LEWIS GOULD Lewis Gould	Chairman of the Board of Directors, Chief Executive Officer	June 19, 2006

/s/ RANDALL N. PAULFUS Randall N. Paulfus	Interim Chief Financial Officer and Principal Accounting Officer	June 19, 2006

/s/ LEONARD GOULD Leonard Gould	Director	June 19, 2006

/s/ CHRISTIAN NAST Christian Nast	Director	June 19, 2006

/s/ EMIL VOGEL Emil Vogel	Director	June 19, 2006

/s/ GEARY COTTON Geary Cotton	Director	June 19, 2006

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Holland & Knight LLP

23.1	Consent of Holland & Knight LLP (included in Exhibit 5)

23.2	Consent of Grant Thornton LLP

24.1	Power of Attorney (included in signature page hereto)